Exhibit 3.104

CERTIFICATE OF LIMITED PARTNERSHIP

OF

GFM ACQUISITION LP

This Certificate of Limited Partnership of GFM Acquisition LP is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1. The name of the limited partnership is GFM Acquisition LP.

2. The address of the registered office of the limited partnership in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The limited partnership’s registered agent at that address is Corporation Service Company.

3. The name and address of the general partner is:

GFM Holdings LLC

5918 Stoneridge Mall Road

Pleasanton, CA 94588

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the limited partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 2nd day of January, 2001.

GFM Acquisition LP
By:	GFM Holdings LLC
Its:	General Partner

By:	GFM Holdings I, Inc.
Its:	Managing Member

By:	/s/ Meredith S. Parry
Its:	Secretary and Vice President

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

GFM ACQUISITION LP

It is hereby certified that:

1. The name of the limited partnership is GFM Acquisition LP.

2. Pursuant to provisions of Section 17-202, Title 6, Delaware Code, the Certificate of Limited Partnership is amended is follows:

“1. The name of the limited partnership is Genuardi’s Family Markets LP.”

The undersigned, the sole general partner of the limited partnership, executed this Certificate of Amendment on this 6th day of February, 2001.

GFM Acquisition LP

By:	GFM Holdings LLC
Its:	General Partner

By:	/s/ Meredith S. Parry
Its:	Secretary and Vice President